UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

Safeguard Scientifics, Inc.
 (Exact name of registrant as specified in its charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Safeguard Scientifics, Inc. (the “Company”) established a Management Incentive Plan (the “Plan”), effective as of January 1, 2008. The Plan sets forth the objectives against which the Company’s executive officers and other employees will be measured for purposes of awarding bonuses annually. The Committee will establish specific annual corporate and individual performance targets, the weighting of such performance targets, and the bonus targets for the participants under the Plan for each calendar year which the Plan remains in place. Individual awards under the Plan shall be expressed as either a fixed target dollar amount or as a percentage of a participant’s base salary. Following the end of each calendar year, the Committee will evaluate the Company’s performance and determine the extent to which the specified corporate and individual objectives established by the Committee for that calendar year have been achieved. The Committee will award bonuses based upon its assessment of achievement levels.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the actual text of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits
	10.1	Management Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: April 25, 2008	By:	BRIAN J. SISKO

Brian J. Sisko
Senior Vice President and General Counsel